Exhibit 10.1

EXECUTION COPY

SECOND AMENDMENT AND INCREMENTAL FACILITY AGREEMENT

This SECOND AMENDMENT AND INCREMENTAL FACILITY AGREEMENT dated as of January 21, 2016 (this “Agreement”), to the Second Amended and Restated Credit Agreement dated as of June 13, 2014 (as previously amended by that certain First Amendment and Incremental Facility Agreement dated as of September 15, 2014 and as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Gray Television, Inc., a Georgia corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Wells Fargo Securities, LLC and Merrill Lynch Pierce Fenner & Smith Incorporated acted as joint lead arrangers and joint bookrunners (such Persons in such capacities, the “Lead Arrangers”) with respect to this Agreement and the transactions contemplated hereby.

Statement of Purpose

The Borrower has requested (a) (i) an Incremental Term Loan in an aggregate principal amount of $425,000,000 (the “Term Loan C”) and (ii) a Revolving Loan Commitment Increase in an aggregate principal amount of $10,000,000 (the “2016 Revolving Loan Commitment Increase” and, together with the Term Loan C, the “2016 Incrementals”), in each case in accordance with the terms and conditions of Section 2.14 of the Credit Agreement and (b) certain amendments to the Credit Agreement as described in this Agreement.

Subject to the terms and conditions of this Agreement, the lenders of the Term Loan C (the “Term Loan C Lenders”) have severally committed (such several commitments, the “Term Loan C Commitments”) to make Incremental Term Loans in the respective amounts set forth on Annex A to this Agreement.

Subject to the terms and conditions of this Agreement, the lenders of the 2016 Revolving Loan Commitment Increase (the “2016 Incremental Revolving Lenders”) have severally committed (such several commitments, the “2016 Incremental Revolving Loan Commitments”) to make Revolving Loans and participate in Swingline Loans and Letters of Credit in accordance with their respective Revolving Loan Commitment Ratios (after giving effect to the 2016 Revolving Loan Commitment Increase) of such Revolving Loans, Swingline Loans and Letters of Credit. After giving effect to the 2016 Revolving Loan Commitment Increase, the Revolving Loan Commitment of each Lender shall be as set forth on Annex B to this Agreement.

Section 2.14 of the Credit Agreement provides that the Borrower, the Administrative Agent and the applicable Incremental Lenders may amend the Credit Agreement and the other Loan Documents to effect an Incremental Increase.

Section 11.12 of the Credit Agreement provides that the Borrower, the Administrative Agent and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may amend the Credit Agreement for certain purposes.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     Capitalized Terms. All capitalized undefined terms used in this Agreement (including, without limitation, in the introductory paragraph and the Statement of Purpose hereto) shall have the meanings assigned thereto in the Credit Agreement.

2.     Term Loan C.

(a)     Subject to the terms and conditions set forth in this Agreement, the Credit Agreement and the other Loan Documents, each Term Loan C Lender severally agrees to make a single loan in Dollars to the Borrower on the Effective Date (as defined below).

(b)     The Term Loan C shall be made as a Base Rate Advance pursuant to Section 2.2 of the Credit Agreement; provided that the Borrower may request in accordance with Section 2.2 of the Credit Agreement, no later than three (3) Business Days prior to the Effective Date, that the Term Loan C Lenders make the Term Loan C as a LIBOR Advance if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Term Loan C Lenders in the manner set forth in Section 2.9 of the Credit Agreement. The Borrower may continue or convert Advances under the Term Loan C in accordance with the terms applicable to continuations and conversions of Advances generally as set forth in the Credit Agreement.

(c)     The Applicable Margin with respect to the Term Loan C shall be 3.50% for all LIBOR Advances and 2.50% for all Base Rate Advances.

(d)     The Term Loan C shall be a separate tranche of Term Loan and may be voluntarily prepaid by the Borrower (including, without limitation, pursuant to Section 2.6(a) of the Credit Agreement or Section 2.17 of the Credit Agreement) and the maturity of the Term Loan C may be extended (including, without limitation, pursuant to Section 2.18 of the Credit Agreement) without any requirement for the Borrower to prepay or offer to extend, as applicable, any other tranche of Term Loans (including, without limitation, the Term Loan B (as such term is defined after giving effect to Section 2(i) hereof). In the event that, during the six month period following the Effective Date, the Borrower (i) makes any prepayment of the Term Loan C in connection with any Term Loan C Repricing Transaction (as defined below) or (ii) effects any amendment of this Agreement or the Credit Agreement resulting in a Term Loan C Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Term Loan C Lender, a fee in an amount equal to, (A) in the case of clause (i), a prepayment premium of 1.0% of the principal amount of the Term Loan C being prepaid and (B) in the case of clause (ii), a payment equal to 1.0% of the aggregate principal amount of the Term Loan C outstanding immediately prior to such amendment. Such amounts shall be due and payable within three (3) Business Days of the date of the effectiveness of such Term Loan C Repricing Transaction.  For the purpose of this Section 2(d), “Term Loan C Repricing Transaction” shall mean (x) any prepayment or repayment of the Term Loan C with the proceeds of, or any conversion of the Term Loan C into, any new or replacement senior bank Indebtedness with an “effective yield” that is less than the “effective yield” applicable to the Term Loan C (in each case with such comparative “effective yields” to be determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices taking into account, for example, upfront fees, interest rate margins, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, commitment, syndication, underwriting or other fees payable in connection therewith that are not shared with all lenders or holders of the Term Loan C or such new or replacement Indebtedness, as the case may be) and (y) any amendment to the pricing terms of the Term Loan C which reduces the “effective yield” (determined in accordance with clause (x) above) applicable to the Term Loan C.

(e)     The Borrower shall, on the last day of each fiscal quarter, commencing with the first fiscal quarter ending after the Effective Date, repay the outstanding principal amount of the Term Loan C in consecutive quarterly principal installments in an amount for each quarter that is equal to 0.25% of the aggregate outstanding principal amount of the Term Loan C as of the Effective Date (as adjusted, if applicable, to give effect to any prepayments as set forth herein and in the Credit Agreement). The final principal repayment installment of the Term Loan C shall be repaid on the Term Loan C Maturity Date (as defined below) in an amount equal to the aggregate principal amount of the Term Loan C outstanding on such date. “Term Loan C Maturity Date” shall mean the earlier to occur of (i) June 13, 2021 and (ii) such date as payment of the Term Loan C shall be due (whether by acceleration or otherwise).

(f)     The proceeds of the Term Loan C shall be used (i) to finance the purchase price of the acquisition (the “Schurz Acquisition”) by the Borrower or another Credit Party of all or substantially all of the broadcast assets (including the operating agreements and FCC licenses) used in the operation of all of the television stations of Schurz Communications, Inc. and its subsidiaries which are to be acquired by the Borrower or another Credit Party pursuant to the Acquisition Documentation for the Schurz Acquisition (collectively, the “Seller” and, such television stations, collectively, the “Acquired Stations”), (ii) to finance the payment of fees, transaction costs and expenses incurred in connection with this Agreement, the 2016 Incrementals, the Schurz Acquisition and the other transactions contemplated hereby and (iii) for other general corporate purposes of the Borrower and its Subsidiaries permitted by the Credit Agreement.

(g)     Effective upon its execution hereof, the Borrower agrees that it shall pay to the Administrative Agent, for the account of the Term Loan C Lenders, a non-refundable commitment fee (the “Term Loan C Ticking Fee”) at a rate per annum equal to the Term Loan C Ticking Fee Rate (as defined below). The Term Loan C Ticking Fee shall be payable in arrears on the last Business Day of each fiscal quarter commencing on March 31, 2016 and on the earlier of (x) the Effective Date or (y) the date of termination of the purchase agreement with respect to the Schurz Acquisition (such earlier date, the “Ticking Fee Payment Date”). The “Term C Ticking Fee Rate” shall mean (i) for each day during the period from January 21, 2016 through and including the earlier of (A) February 20, 2016 and (B) the Ticking Fee Payment Date, 0%, (ii) for each day during the period from and including February 21, 2016 through and including the earlier of (A) March 21, 2016 and (B) the Effective Date, an amount equal to 3.50% and (iii) for each day during the period from and including March 22, 2016 through and including Ticking Fee Payment Date, an amount equal to LIBOR (including, if applicable, the 0.75% floor) for an Interest Period of one month plus 3.50%. The Term Loan C Ticking Fees shall be computed on the basis of a year of 360 days for the actual number of days elapsed and shall be fully earned when due and non-refundable when paid. A final payment of all Term Loan C Ticking Fees then payable shall also be due and payable on the Ticking Fee Payment Date.

(h)     Except to the extent otherwise set forth herein, the terms and conditions applicable to the Term Loan C shall be the same as the terms and conditions applicable to the Term Loan B. Without limiting the generality of the foregoing, the parties hereto agree that the Term Loan C shall share ratably in all mandatory prepayments with the outstanding Term Loan B on the same terms as the outstanding Term Loan B.

(i)     By its execution hereof, each party hereto consents to the Term Loan C and the other transactions contemplated hereby notwithstanding any prior notice requirements required by Section 2.14 of the Credit Agreement.

(j)     In connection with the funding of the Term Loan C, the “Initial Term Loan” shall be renamed the “Term Loan B” and all references in the Credit Agreement and each of the other Loan Documents to “Initial Term Loan”, “an Initial Term Loan” or “Initial Term Loans” (including any reference to such phrase in any other definition) shall be amended to refer to “Term Loan B” or “the Term Loan B”, as the context may require, and all references in the Credit Agreement and the other Loan Documents to any Lender of any outstanding Term Loans prior to the funding of the Term Loan C shall be amended to refer to such Lender as a “Term Loan B Lender”.

3.     2016 Revolving Loan Commitment Increase.

(a)     Subject to the terms and conditions set forth in this Agreement and the Credit Agreement, each 2016 Incremental Revolving Lender severally agrees that its Revolving Loan Commitment on the Effective Date shall be the amount set forth opposite such 2016 Incremental Revolving Lender’s name on Annex B hereto.

(b)     Notwithstanding anything to the contrary contained in this Agreement, the Credit Agreement or any other Loan Document, the parties hereto agree that (i) any revolving loan made pursuant to the 2016 Revolving Loan Commitment Increase shall be (A) a “Revolving Loan” under and as defined in the Credit Agreement and (B) part of the revolving credit facility established pursuant to Article 2 of the Credit Agreement, and (ii) subject to the terms of this Agreement, each 2016 Incremental Revolving Lender shall be a “Lender with a Revolving Loan Commitment” under the Credit Agreement.

(c)     The proceeds of the 2016 Revolving Loan Commitment Increase shall be used to finance general corporate purposes of the Borrower and its Subsidiaries, including, but not limited to, ongoing working capital.

(d)     Except to the extent otherwise set forth herein, the terms and conditions applicable to the 2016 Revolving Loan Commitment Increase shall be the same as the terms and conditions applicable to the Revolving Loans and the Revolving Loan Commitments. Without limiting the generality of the foregoing, the parties hereto agree that (i) the Applicable Margin with respect to loans made pursuant to the 2016 Revolving Loan Commitment Increase shall be the Applicable Margin applicable to the Revolving Loans as set forth in Section 2.3(f)(i) of the Credit Agreement and (ii) the Swingline Commitment and the Available Letter of Credit Commitment shall not be changed as a result of this Agreement or the transactions contemplated hereby.

(e)     By its execution hereof, each party hereto (i) consents to the Administrative Agent making such adjustments to its books and records (including adjustments to the Register) in order that the outstanding Revolving Loans and the Revolving Loan Commitment Ratio of Swingline Loans and Letter of Credit Obligations are reallocated among each of the Lenders with a Revolving Loan Commitment (including the 2016 Incremental Revolving Lenders) in accordance with their revised applicable Revolving Loan Commitment Ratios (after giving effect to the 2016 Revolving Loan Commitment Increase contemplated hereby) and (ii) agrees to make all such payments and adjustments as are necessary to effect such reallocation. In furtherance of the foregoing, the Borrower confirms its obligation to pay any and all costs required pursuant to Section 2.9 of the Credit Agreement in connection with such reallocation as if such reallocation were a repayment under the Credit Agreement.

(f)     By its execution hereof, each party hereto consents to the 2016 Revolving Loan Commitment Increase and the other transactions contemplated hereby notwithstanding any prior notice requirements required by Section 2.14 of the Credit Agreement.

4.     Amendments to the Credit Agreement.      Subject to, and in accordance with, the terms and conditions set forth herein, the parties hereto hereby agree that the Credit Agreement is hereby amended as follows, which such amendments shall be deemed effective immediately after giving effect to the 2016 Incrementals:

(a)     Section 1.1 of the Credit Agreement is hereby amended by:

(i)     adding the following new definitions in the appropriate alphabetical order to read as follows:

“Act” shall have the meaning ascribed thereto in Section 11.23.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time. 1

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sanctioned Country” shall mean at any time, a country or territory which is itself the subject or target of any Sanctions.

“Schurz Acquisition” shall have the meaning assigned thereto in the Second Amendment.

1 http://www.lma.eu.com/uploads/files/EU%20BAIL-IN%20LEGISLATION%20SCHEDULE%2022-Dec-2015%2010-46%20.pdf

“Second Amendment” shall mean that certain Second Amendment and Incremental Facility Agreement by and among, inter alia, the Credit Parties, the Administrative Agent, the Incremental Lenders party thereto and certain Lenders party thereto.

“Term Loan C” shall have the meaning ascribed thereto in the Second Amendment.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(ii)     deleting the word “or” immediately before subclause (ii) of clause (d) of the definition of “Defaulting Lender” and adding the following phrase just before the semicolon immediately before the proviso to clause (d): “or (iii) become the subject of a Bail-In Action”;

(iii)     deleting the words “arranged by federal funds brokers” from the definition of “Federal Funds Rate” and adding the following sentence thereto:

“Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”;

(iv)     amending and restating the last sentence of the definition of “LIBOR” as follows:

“Notwithstanding the foregoing, in no event shall LIBOR (a) in determining the interest rate applicable to any Term Loan B and the Term Loan C, be less than 0.75% and (b) in all other cases be less than 0%.”;

(v)     deleting the definition of “Sanctioned Entity” therefrom; and

(vi)     amending and restating the definition of “Sanctioned Person” as follows:

“Sanctioned Person” shall mean (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the United States Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b) above.

(b)     Section 1.6 of the Credit Agreement is hereby amended by (i) deleting the references therein to “the Securities Act of 1933”, “the Interstate Commerce Act” and the “Trading with the Enemy Act of the United States” and (ii) replacing the references therein to “the Exchange Act”, the “the PATRIOT Act” and “the UCC” with “the Securities Exchange Act of 1934”, “the Act” and “the Uniform Commercial Code”, respectively.

(c)     Section 2.3(f) of the Credit Agreement is hereby amended as follows:

(i)     by deleting clause (ii) thereof in its entirety and replacing it with the following:

“(ii)     Term Loan B. The Applicable Margin with respect to the Term Loan B shall be 3.1875% for all LIBOR Advances and 2.1875% for all Base Rate Advances.”; and

(ii)     by deleting each reference to “Applicable Margins” in clause (iii) thereof and replacing each such reference with “Applicable Margin”; and

(ii)     by deleting the reference to “clauses (i) and (ii) above” in clause (iii) thereof and replacing it with “clause (i) above”.

(d)     Section 2.6(b)(iii) of the Credit Agreement is hereby amended by (i) adding the phrase “the receipt of Net Proceeds (Asset Sales) of” after the phrase “within the two hundred and seventy (270) day period following” therein and (ii) adding the phrase “the receipt of Net Proceeds (Asset Sales)” after the phrase “three hundred fifty five (355) days after the date of” therein.

(e)     Section 2.11 of the Credit Agreement is hereby amended by adding the words “and liquidity” after the phrase “the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy”.

(f)     Section 2.12 of the Credit Agreement is hereby amended by replacing each reference to “W-8BEN” therein with “W-8BEN or W-8BEN-E, as applicable”.

(g)     Section 2.16 of the Credit Agreement is hereby amended by deleting the last sentence of clause (a)(iv) thereof and replacing it with the following:

“Subject to Section 11.26, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.”

(h)      Section 4.1 of the Credit Agreement is hereby amended by deleting clause (aa) thereof in its entirety and inserting the following new clauses (aa), (bb) and (cc);

(aa)     Sanctions, Anti-Corruption Generally. None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established by this Agreement, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Controlled Affiliates with the Anti-Corruption Laws. Each of the Borrower and its Subsidiaries, and to the knowledge of Borrower, each director, officer, employee, agent and Affiliate of the Borrower and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.

(bb)     Anti-Corruption and Use of Proceeds. No proceeds of any Loan or Letter of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in each case in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(cc)     Flood Hazard Insurance. With respect to each parcel of real property subject to a Mortgage, the Administrative Agent has received (i) such flood hazard certifications, notices and confirmations thereof, and effective flood hazard insurance policies as are required by this Agreement and the other Loan Documents, (ii) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (iii) except as the Borrower has previously given written notice thereof to the Administrative Agent, there has been no redesignation of any real property into or out of a special flood hazard area.

(i)     Section 5.12 of the Credit Agreement is hereby amended by deleting the “[Reserved].” and replacing it with the following and in connection therewith the table of contents shall be amended to include a reference to “Section 5.12 Compliance with Anti-Corruption Laws and Sanctions”:

“Compliance with Anti-Corruption Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.”

(j)     Section 7.1 of the Credit Agreement is hereby amended by replacing the comma between subclauses (vi) and (vii) of clause (c) thereof with a semi-colon;

(k)     Section 7.4(a)(iii) of the Credit Agreement is hereby amended and restated as follows:

“other Asset Sales (including any Asset Sale pursuant to a Spectrum Tender), so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) at least seventy-five percent (75%) of the consideration received in each such Asset Sale (or series of related Asset Sales) is in the form of cash or Cash Equivalents; provided that cash and Cash Equivalents shall include any Designated Non-Cash Consideration having a fair market value at the time received that, when taken together with all other Designated Non-Cash Consideration previously received and then outstanding, does not exceed $15,000,000 at the time of receipt thereof, (C) the portion of Operating Cash Flow for the most recent Reference Period that is attributable to the assets sold or disposed of in such proposed Asset Sales and all other Asset Sales made pursuant to this Section 7.4(a)(iii) during the immediately preceding 12-month period (such portion to be determined by the Borrower in good faith, without giving effect to any such Asset Sales and, if requested by the Administrative Agent, certified by an Authorized Signatory of the Borrower), shall not exceed seven-and-a-half percent (7.5%) of the Operating Cash Flow for such Reference Period; provided that any Asset Sale pursuant to a Spectrum Tender shall not be subject to the limitation of this clause (C) and shall not be taken into account in determining whether the percentage of Operating Cash Flow specified in this clause (C) has been exceeded, and (D) the Net Proceeds (Asset Sales) of such Asset Sale (or series of related Asset Sales) are applied or, subject to the proviso to this clause (D), reinvested, as the case may be, pursuant to Section 2.6(b)(iii); provided that in the case of any Asset Sale pursuant to a Spectrum Tender that results in the First Lien Leverage Ratio, calculated after giving pro forma effect to such Asset Sale, being greater than 3.25 to 1.00, the Borrower shall prepay the Loans as provided in Section 2.6(b)(iii) in an amount equal to 100% of such Net Proceeds (Asset Sales), or if less, an amount necessary to cause such First Lien Leverage Ratio to be less than or equal to 3.25 to 1.00 (after giving effect to such prepayment) without regard to any thresholds or reinvestment provisions in Section 2.6(b)(iii);”

(l)     Article 7 of the Credit Agreement is hereby amended by adding the following new Section 7.12 thereto and in connection therewith the table of contents shall be amended to include a reference to “Section 7.12 Anti-Corruption; Sanctions”:

“Section 7.12     Anti-Corruption; Sanctions. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.”

(m)     Section 8.5 of the Credit Agreement is hereby amended by adding the following at the end of subsection (a) thereof:

“Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Obligations to any such acquisition vehicle in exchange for Capital Stock and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle, including the disposition of assets and Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders without giving effect to limitations on actions of the Required Lenders in Section 11.12.”

(n)     Section 11.1 of the Credit Agreement is hereby amended by deleting the telecopy number for Wells Fargo Bank, National Association Syndication Agency Services in the first address under clause (ii) of subsection (a) thereof and replacing it with “(704) 715-0092”.

(o)     Section 11.5 of the Credit Agreement is hereby amended by adding the following new subsection (f) thereto:

“(f)     Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.”

(p)     Section 11.6 of the Credit Agreement is hereby amended by deleting “[Reserved].” and replacing it with the following and in connection therewith the table of contents shall be amended to include a reference to “Section 11.6 No Advisory or Fiduciary Responsibility”:

“Section 11.6     No Advisory or Fiduciary Responsibility.

(a)     In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Lead Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees (except as otherwise agreed in writing by Wells Fargo Securities, LLC as financial advisor to the Borrower in connection with the Schurz Acquisition), (iii) none of the Administrative Agent, the Lead Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Lead Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Lead Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b)     Each Credit Party acknowledges and agrees that each Lender, the Lead Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, the Holding Company, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Lead Arranger or Affiliate thereof were not a Lender or Lead Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the credit facilities established hereunder) and without any duty to account therefor to any other Lender, the Lead Arrangers, the Holding Company, the Borrower or any Affiliate of the foregoing.  Each Lender, the Lead Arrangers and any Affiliate thereof may accept fees and other consideration from the Holding Company, the Borrower or any Affiliate thereof for services in connection with this Agreement, the credit facilities established hereunder or otherwise without having to account for the same to any other Lender, the Lead Arrangers, the Holding Company, the Borrower or any Affiliate of the foregoing.”

(q)     Article 11 of the Credit Agreement is hereby amended by adding the following new Section 11.26 thereto and in connection therewith the table of contents shall be amended to include a reference to “Section 11.26 Acknowledgement and Consent to Bail-In of EEA Financial Institutions”:

“Section 11.26          Acknowledgement and Consent to Bail-In of EEA Financial Institutions.          Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)     the effects of any Bail-in Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.”

5.     Extension of Revolving Loan Maturity Date.      By its execution hereof, each of the Lenders with a Revolving Loan Commitment (including each 2016 Incremental Revolving Lender) hereby agrees to extend the Revolving Loan Maturity Date applicable to its Revolving Loan Commitment to July 1, 2020 in accordance with Section 2.18 of the Credit Agreement. In furtherance of the foregoing, effective upon the date of receipt of a signature page or Authorization and Consent, the defined term Revolving Loan Maturity Date in Section 1.1 of the Credit Agreement shall be amended by replacing the reference therein to “June 13, 2019” with “July 1, 2020”.

6.     Conditions.

(a)     Upon the satisfaction or waiver of each of the following conditions, this Agreement (other than the agreements specified in Section 2(g), the amendments specified in Section 4 and the extension specified in Section 5 which shall be effective at the times specified therein upon satisfaction of the conditions thereto as set forth in this Agreement) shall be deemed to be effective (the date of such satisfaction, the “Effective Date”):

(i)     the Administrative Agent shall have received counterparts of this Agreement executed by the Administrative Agent, the Term Loan C Lenders and the 2016 Incremental Revolving Lenders pursuant to an authorization in the form attached hereto as Exhibit A, each, an “Authorization and Consent”), the Borrower and each of the other Credit Parties;

(ii)     the Administrative Agent shall have received (A) a duly executed Incremental Term Loan Note in favor of each Term Loan C Lender (in each case, if requested by such Term Loan C Lender) and (B) a duly executed Revolving Loan Note in favor of each 2016 Incremental Revolving Lender (in each case, if requested by such 2016 Incremental Revolving Lender);

(iii)     no Default or Event of Default shall exist as of the Effective Date immediately prior to or after giving effect to (A) the 2016 Incrementals, (B) the making of any extension of credit on the Effective Date pursuant to this Agreement and (C) the Schurz Acquisition;

(iv)     the Borrower shall deliver or cause to be delivered a certificate in form and substance satisfactory to the Administrative Agent and executed by an Authorized Signatory of each Credit Party (including, without limitation, an incumbency certification with respect to each Authorized Signatory to this Agreement) certifying that:

(A)     after giving effect to the making of the extensions of credit pursuant to the 2016 Incrementals on the Effective Date (assuming that that the Revolving Loan Commitments (including the 2016 Revolving Loan Commitment Increase) are fully funded on the Effective Date, and giving effect to the Schurz Acquisition), (1) the pro forma Leverage Ratio is less than or equal to a ratio that is at least 0.25 to 1.00 less than the then applicable Debt Incurrence Test and (2) the Credit Parties will be solvent (as determined in accordance with Section 4.1(w) of the Credit Agreement);

(B)      attached thereto are:

(1)      true, correct and correct copies of (I) the resolutions of the Borrower and each Subsidiary Guarantor authorizing the execution, delivery and performance of this Agreement, the transactions contemplated hereby and the Loan Documents (as amended hereby), (II) any amendments to articles or certificates of formation or incorporation (or the equivalent) and the bylaws or operating agreements (or the equivalent) of the Borrower and each Subsidiary Guarantor not previously delivered to the Administrative Agent (and, which in the case of any amendments to the articles or certificates of formation or incorporation (or the equivalent) shall be certified by the Secretary of State (or similar state official) for the state of incorporation, organization or formation of such Credit Party as of a date that is no earlier than 30 days prior to the Effective Date (or such earlier date as the Administrative Agent may determine in its sole discretion)), (III) the Acquisition Documents with respect to the Schurz Acquisition and (IV) a certificate of good standing for each Credit Party issued by the Secretary of State (or similar state official) for the state of incorporation, organization or formation of such Credit Party as of a date that is no earlier than 30 days prior to the Effective Date (or such earlier date as the Administrative Agent may determine in its sole discretion);

(2)      an updated copy of Schedule 2 to the Credit Agreement; and

(3)     a schedule listing all Material Real Property (or confirming the absence thereof) to be acquired in the Schurz Acquisition;

(C)      each of the representations and warranties made by it (including, without limitation, all representations and warranties with respect to the Restricted Subsidiaries) in or pursuant to the Loan Documents are true and correct in all material respects (except to the extent that such representation and warranty is subject to a materiality or Materially Adverse Effect qualifier, in which case it shall be true and correct in all respects), in each case on and as of the Effective Date as if made on and as of the Effective Date (both before and after giving effect to the 2016 Incrementals), except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (except to the extent that such representation and warranty is subject to a materiality or Materially Adverse Effect qualifier, in which case it shall be true and correct in all respects) as of such earlier date; and

(D)     the Schurz Acquisition meets all of the requirements of a Permitted Acquisition.

(v)     the Administrative Agent shall have received the following, in form and substance reasonably satisfactory to the Administrative Agent:

(A)     legal opinions of (1) Jones Day, corporate counsel to the Borrower and its Restricted Subsidiaries, (2) FCC counsel to the Borrower and its Subsidiaries and (3) such other legal opinions as may be reasonably requested by the Administrative Agent (which, in each case, shall be dated as of the Effective Date, addressed to the Lenders and the Administrative Agent and include customary reliance by successors and/or assigns of the Administrative Agent and each Lender, including, without limitation, each Term Loan C Lender and each 2016 Incremental Revolving Lender);

(B)     Uniform Commercial Code Lien, judgment and other applicable searches with respect to (1) each Credit Party, (2) the Sellers, (3) the Acquired Stations, (4) each station received in connection with each station exchange contemplated to occur simultaneously with the Schurz Acquisition (each such station exchange, an “Exchange”) as requested by the Administrative Agent;

(C)     with respect to each Loan to be made on the Effective Date pursuant to a Base Rate Advance, a completed and duly executed Request for Advance substantially in the form of Exhibit D to the Credit Agreement;

(D)     with respect to each Loan to be made on the Effective Date pursuant to a LIBOR Advance, a completed and duly executed Request for Advance substantially in the form of Exhibit D to the Credit Agreement together with a letter indemnifying the Term Loan C Lenders and/or the 2016 Incremental Revolving Lenders, as applicable, in the manner set forth in Section 2.9 of the Credit Agreement;

(E)     evidence that (1) the Schurz Acquisition has been approved by the board of directors (or equivalent governing body) of the Seller; (2) all Necessary Authorizations relating to the execution, delivery and performance of this Agreement, the Credit Agreement (as modified and supplemented hereby) and any other documents in connection therewith and the consummation of the Schurz Acquisition and the Exchanges (including, without limitation, all asset purchases, Station Servicing Arrangements and/or option agreements, put/call agreements and agreements evidencing rights to assign any assets, in each case related to the Schurz Acquisition and the Exchanges) have been obtained or made and are in full force and effect; and (3) the Schurz Acquisition and the Exchanges have been, or will be, completed contemporaneously with the funding of the Term Loan C on terms and conditions consistent with Acquisition Documents received by the Administrative Agent with respect thereto and in accordance with all Applicable Laws; and

(F)     copies of insurance certificates covering the assets of the Borrower and its Restricted Subsidiaries, and otherwise meeting the requirements of Section 5.5 of the Credit Agreement (including, without limitation, endorsements naming the Administrative Agent as lender’s loss payee and additional insured, as applicable);

(vi)     The Borrower shall have paid (A) to the Administrative Agent and Wells Fargo Securities, LLC for the account of themselves, the other Lead Arrangers and the Lenders (including, without limitation, each of the Term Loan C Lenders and the 2016 Incremental Revolving Lenders), as applicable, all of the respective fees due to them on the Effective Date and any other accrued and unpaid fees or commissions due on the Effective Date, (B) all of the reasonable out-of-pocket fees and expenses of the Administrative Agent, the Lead Arrangers and their respective affiliates, including without limitation, all reasonable and invoiced fees, charges and disbursements of counsel (or directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Effective Date, plus such estimate of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto on the Effective Date in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any document in connection with this Agreement;

(vii)     The Administrative Agent and the Lenders shall have completed, to their satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operation and condition (financial or otherwise) of the Acquired Stations and with respect to the Schurz Acquisition and the Exchanges; and

(viii)     The Borrower shall have satisfied each of the applicable conditions set forth in Sections 2.14 and 3.2 of the Credit Agreement and the definition of Permitted Acquisition in the Credit Agreement.

(b)     The amendments specified in Section 4 shall be effective upon the satisfaction of each of the conditions specified in clause (a) of this Section 6 and receipt by the Administrative Agent of counterparts of this Agreement or Authorizations and Consents executed by Lenders (including the Term Loan C Lenders and the 2016 Incremental Revolving Lenders) constituting Required Lenders.

(c)     The extension specified in Section 5 shall be effective upon the satisfaction of each of the conditions specified in clause (a) of this Section 6 and receipt by the Administrative Agent of counterparts of this Agreement or Authorizations and Consents executed by each Lender with a Revolving Loan Commitment.

Without limiting the generality of the provisions of Section 9.3 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 6, each Lender (including, without limitation, any Term Loan C Lender or 2016 Incremental Revolving Lender) that has signed this Agreement or an Authorization and Consent shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

7.     Limited Effect. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect. This Agreement shall not be deemed (a) to be a waiver of, consent to, or a modification or amendment of any other term or condition of the Credit Agreement or any other Loan Document, (b) to prejudice any right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower or any of its Subsidiaries or any other Person with respect to any other waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents or (d) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of any other agreement by and among the Credit Parties, on the one hand, and the Administrative Agent or any other Lender, on the other hand. References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, “hereof” or other words of like import) and in any other Loan Document to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as modified hereby.

8.     Representations and Warranties. By its execution hereof, each Credit Party hereby certifies, represents and warrants that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) it has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, (c) this Agreement has been duly executed and delivered on behalf of such Credit Party and (d) this Agreement constitutes a legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

9.     Reaffirmation. By its execution hereof, each Subsidiary Guarantor hereby expressly (a) acknowledges that the covenants, representations and warranties and other obligations set forth in the Credit Agreement and the other Loan Documents to which it is a party remain in full force and effect; (b) affirms that each of the Liens and security interests granted in or pursuant to the Loan Documents are valid and subsisting and (c) agrees that this Agreement shall in no manner impair or otherwise adversely affect any of the Liens and security interests granted in or pursuant to the Loan Documents.

10.     Execution in Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of an original executed counterpart hereof.

11.     Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.     Entire Agreement. This Agreement is the entire agreement, and supersedes any prior agreements and contemporaneous oral agreements, of the parties concerning its subject matter.

13.     Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, beneficiaries, successors and permitted assigns.

14.     Nature of Agreement. This Agreement shall be an Incremental Increase Amendment as defined in the Credit Agreement and a Loan Document.

15.     Agreement Regarding Assignments. Notwithstanding anything to the contrary contained in the Credit Agreement (including, without limitation, Section 11.5 thereof) or any other Loan Document, the Borrower hereby agrees that its consent shall not be required with respect to any assignment of any Term Loan C during the primary syndication of the Term Loan C Commitments and the Term Loan C (which shall include the period from the Effective Date to the 90th day following the Effective Date) to Term Loan C Lenders that have been previously identified in the allocations for the Term Loan C that were provided by Wells Fargo Securities, LLC to the Borrower.

16.     Agreement of Term Loan C Lenders and 2016 Incremental Revolving Lenders.

(a)     Each Term Loan C Lender agrees that effective as of the Effective Date it (i) shall be an “Incremental Lender” and a “Lender” for all purposes of the Credit Agreement and the other Loan Documents, (ii) shall perform all of the obligations that are required to be performed by it as such under the Loan Documents and (iii) shall be entitled to the benefits, rights and remedies as such set forth in the Loan Documents.

(b)     Each 2016 Incremental Revolving Lender agrees that effective as of the Effective Date it (i) shall be an “Incremental Lender” and a “Lender for all purposes of the Credit Agreement and the other Loan Documents, (ii) shall perform all of the obligations that are required to be performed by it as such under the Loan Documents and (iii) shall be entitled to the benefits, rights and remedies as such set forth in the Loan Documents.

(c)     Each Term Loan C Lender and each 2016 Incremental Revolving Lender acknowledges that it has received copies of the Loan Documents and has made its own independent investigation and credit evaluation of the Borrower in connection with entering into this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

BORROWER:	GRAY TELEVISION, INC., as Borrower

	By:	/s/ James C. Ryan
	Name: Title:	James C. Ryan Sr. Vice President & CFO

SUBSIDIARY GUARANTORS:	WVLT-TV, INC.

	By:	/s/ James C, Ryan
	Name: Title:	James C. Ryan Vice President & CFO

GRAY TELEVISION GROUP, INC.

	By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title	Sr. VP, Assistant Secretary & Treasurer

GRAY TELEVISION LICENSEE, LLC

	By:	/s/ James C. Ryan
	Name: Title:	James C. Ryan Title: Treasurer

Gray Television, Inc.

Second Amendment and Incremental Facility Agreement

Signature Page

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank, Swingline Lender and an Incremental Lender

	By:	/s/ Tray Jones
	Name:	Tray Jones
	Title:	Director

Gray Television, Inc.

Second Amendment and Incremental Facility Agreement

Signature Page